Exhibit 5.3

Our File: KN-238
July 9, 2007

Purdy's Wharf Tower II 1969 Upper Water Street, Suite 1300 Post Office Box 730
Michaels Stores, Inc. 8000 Bent Branch Drive Irving, Texas, USA 75063	Halifax, Nova Scotia Canada B3J 2V1 T. 902 425 6500 F. 902 425 6350 www.mcinnescooper.com

Ladies and Gentlemen:

Re:
US $750,000,000 aggregate principal amount of 10% Senior Notes due 2014 of Michaels Stores, Inc. issued in exchange for US $750,000,000 aggregate principal amount of 10% Senior Notes due 2014 of Michael's Stores, Inc., US $400,000,000 aggregate principal amount of 11 3/8% Senior Subordinated Notes due 2016 of Michaels Stores, Inc. issued in exchange for US $400,000,000 aggregate principal amount of 11 3/8% Senior Subordinated Notes due 2016 of Michaels Stores, Inc. and US $469,449,000 aggregate principal amount of 13% Subordinated Discount Notes due 2016 of Michaels Stores, Inc. issued in exchange for US $469,449,000 aggregate principal amount of 13% Subordinated Discount Notes due 2016 of Michaels Stores, Inc.

        We have acted as special Nova Scotia counsel to Michaels of Canada, ULC, a Nova Scotia unlimited liability company (the "Company"), in connection with (i) the proposed issuance by Michaels Stores, Inc. (the "Issuer") in exchange offers of US $750,000,000 aggregate principal amount of 10% senior notes due 2014 (the "Exchange Senior Notes"), US $400,000,000 aggregate principal amount of 11 3/8% senior subordinated notes due 2016 (the "Exchange Senior Subordinated Notes") and US $469,449,000 aggregate principal amount of 13% subordinated discount notes due 2016 (the "Exchange Subordinated Discount Notes" and, together with the Exchange Senior Notes and the Exchange Senior Subordinated Notes, the "Exchange Notes"), which are to be registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Issuer's outstanding 10% senior notes due 2014 (the "Outstanding Senior Notes"), 11 3/8% senior subordinated notes due 2016 (the "Outstanding Senior Subordinated Notes") and 13% subordinated discount notes due 2016 (the "Outstanding Subordinated Discount Notes" and, together with the Outstanding Senior Notes and the Outstanding Senior Subordinated Notes, the "Outstanding Notes"), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the "Exchange Guarantees") by, inter alia, the Company and (iii) the registration statement on Form S-4 filed by, inter alia, the Issuer and the Company with the Securities and Exchange Commission (the "Registration Statement") for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

        The Outstanding Senior Notes have been, and the Exchange Senior Notes will be, issued pursuant to an indenture dated as of October 31, 2006 between Issuer, the guarantors named therein (the "Guarantors") and Wells Fargo Bank, as trustee (the "Trustee") (the "Senior Indenture"). The Outstanding Senior Subordinated Notes have been, and the Exchange Senior Subordinated Notes will be, issued pursuant to an Indenture, dated as of October 31, 2006, between the Company, the Guarantors and the Trustee (the "Senior Subordinated Indenture"). The Outstanding Subordinated Discount Notes have been, and the Exchange Subordinated Discount Notes will be, issued pursuant to an Indenture, dated as of October 31, 2006, between the Company, the Guarantors and the Trustee (the "Subordinated Discount Indenture" and, together with the Senior Indenture and the Senior Subordinated Indenture, the "Indentures"). The terms of the Exchange Guarantees are contained in the Indentures.

        In connection with the foregoing, we have examined:

  (a)
  a certificate of an officer of the Company dated October 31, 2006 as to certain factual matters (the "Officer's Certificate"), a copy of which has been provided to you or your counsel, to which is attached, among other things, the memorandum of association and articles of association of the Company; and

  (b)
  such other corporate and public records and certificates of public officers, and have made such other investigations, searches and inquiries and considered such matters of law, as we have considered necessary or relevant as a basis for providing the opinions expressed herein.

        For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed:

  (a)
  the legal capacity of all natural persons signing documents, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise;

  (b)
  that all statements contained in the Officer's Certificate are complete, true and accurate as of the date hereof;

  (c)
  the accuracy of the indices and filing systems maintained at the public offices where we have searched or inquired or have caused searches or inquiries to be conducted, as the case may be;

  (d)
  that the formalities for execution by each party required by the law of the place of execution of each of the Exchange Guarantees, to the extent such place is not in the Province of Nova Scotia, have been or will be complied with; and

  (e)
  that physical delivery of each of the Exchange Guarantees on behalf of the Company has occurred free from escrow or any similar arrangement or restriction which has not been satisfied.

        The opinions expressed herein are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof, and we express no opinion with respect to the laws of any other jurisdiction and we do not accept any responsibility to inform the addressees of any change in law subsequent to the date of our opinion that does or may affect the opinions we express herein.

        Based and relying upon the foregoing, we are of the opinion that:

  1.
  The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Exchange Guarantees.

  2.
  The execution and delivery by the Company of each of the Exchange Guarantees and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.

  3.
  The Exchange Guarantees have been duly executed and, to the extent that delivery is governed by the laws of the Province of Nova Scotia, delivered by the Company.

        This opinion is solely for the benefit of the addressees and their respective successors and assigns and not for the benefit of any other person and is rendered solely in connection with the transaction to which it relates. It may not be quoted from, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent, provided that we consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 to be filed by the Issuer and, inter alia, the Company with the U.S. Securities and Exchange Commission.

                      Yours truly,

                      /s/ MCINNES COOPER

                      MCINNES COOPER